Exhibit 99.1

301 S. Tippecanoe Avenue San Bernardino, California 92408	Contact: Phil Smith Stater Bros. Holdings Inc. (909)733-5287
P R E S S  R E L E A S E
For Immediate Release
Thursday, December 18, 2008
Stater Bros. Holdings Inc.
STATER BROS. ANNOUNCES RECORD SALES FOR FISCAL 2008
SAN BERNARDINO, CALIFORNIA. — December 18, 2008: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-two week fiscal year ended September 28, 2008.
Sales for fiscal 2008 were $3.74 billion, an increase of 1.8% when compared to sales of $3.67 billion for the 2007 fiscal year. Fiscal 2007, a fifty-three week year, had an extra week of sales when compared to fiscal 2008, a fifty-two week year. After excluding the additional week in fiscal 2007, sales for fiscal 2008 increased 3.8%.
Sales for the fourth quarter of fiscal 2008 were $940.2 million compared to $993.8 million for the fiscal fourth quarter of 2007. The fourth quarter of 2007 had one additional week of sales. After adjusting fourth quarter sales for comparable weeks, sales increased 1.7% in the fourth quarter of fiscal 2008 versus the fourth quarter of fiscal 2007. Like store sales for 2008 increased 2.4% for the fiscal year and 1.1% for the quarter.
The Company reported net income of $40.6 million for the fiscal year 2008 compared to $49.4 million in fiscal year 2007. The results for the fourth quarters of fiscal 2008 and fiscal 2007 were net income of $7.2 million and $10.4 million, respectively.
Brown said, “Our financial results in both the fourth quarter and fiscal year of 2008 were affected by the downturn in the economy and the negative effect the economy has had on the family budgets of our “Valued Customers”. We are even more focused in these hard economic times of giving our “Valued Customers” the best value for their shopping dollars while providing a friendly and satisfying shopping experience on each and every one of their visits to our Supermarkets. We remain committed to controlling costs as we weather the effect of these economic times.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 165 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products including Knudsen Gold Label Milk.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 72 GOLDEN YEARS
# # #

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/30/07	09/28/08
Assets
Current assets
Cash and cash equivalents	$277,062	$144,942
Restricted cash	8,121	5,621
Receivables, net	46,391	56,993
Inventories	202,073	233,719
Other	34,965	36,174

Total current assets	568,612	477,449

Property and equipment, net	629,644	732,326

Deferred debt issuance costs, net	17,671	14,478
Other	54,351	52,622

Total assets	$1,270,278	$1,276,875

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$187,978	$167,647
Accrued expenses and other liabilities	142,597	139,311
Current portion of capital lease obligations	1,008	1,162

Total current liabilities	331,583	308,120

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	6,285	5,124
Other long-term liabilities	113,131	113,125

Total stockholder’s equity	9,279	40,506

Total liabilities and stockholder’s equity	$1,270,278	$1,276,875

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	09/30/07	09/28/08	09/30/07	09/28/08
Sales	$993,782	$940,195	$3,674,427	$3,741,254

Gross profit	254,743	248,252	999,864	998,180

Operating expenses:
Selling, general and administrative expenses	213,528	208,994	818,863	829,697
Depreciation and amortization	12,433	13,918	48,715	52,987

Total operating expenses	225,961	222,912	867,578	882,684

Operating profit	28,782	25,340	132,286	115,496

Interest income	3,676	760	14,151	5,735
Interest expense	(14,723)	(14,557)	(63,539)	(57,464)
Other expenses, net	(215)	24	(224)	2,863

Income before income taxes	17,520	11,567	82,674	66,630

Income taxes	7,089	4,398	33,279	26,000

Net income	$10,431	$7,169	$49,395	$40,630